SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2010
ViaSat, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21767	33-0174996
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (760) 476-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
ViaSat, Inc., a Delaware corporation (“ViaSat”), entered into the Fourth Amendment to Fourth Amended and Restated Revolving Loan Agreement dated as of March 15, 2010 (the “Fourth Amendment”), which amends the Fourth Amended and Restated Revolving Loan Agreement dated as of July 1, 2009 (as amended, the “Loan Agreement”) with Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A., Wells Fargo Bank, National Association and the other lenders party thereto.
Under the Fourth Amendment, the Loan Agreement was amended, among other things, to:
•	increase the aggregate amount of letters of credit that may be issued from $25 million to $35 million;

•	permit ViaSat to request an increase in the revolving loan commitment under the Loan Agreement of up to $90 million;

•	increase the basket for permitted indebtedness for capital lease obligations from $10 million to $50 million;

•	increase the maximum permitted leverage ratio and senior secured leverage ratio;

•	decrease the minimum permitted interest coverage ratio; and

•	increase certain baskets under the Loan Agreement for permitted investments and capital expenditures.
The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fourth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description of Exhibit
10.1
Fourth Amendment to Fourth Amended and Restated Revolving Loan Agreement, dated as of March 15, 2010, by and among ViaSat, Inc., Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A., Wells Fargo Bank, National Association and the other lenders party thereto

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: March 17, 2010	By:	/s/ Keven K. Lippert
		Name:	Keven K. Lippert
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
10.1
Fourth Amendment to Fourth Amended and Restated Revolving Loan Agreement, dated as of March 15, 2010, by and among ViaSat, Inc., Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A., Wells Fargo Bank, National Association and the other lenders party thereto